Exhibit 11.1



               ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES
                  COMPUTATION OF EARNINGS (LOSSES) PER SHARE


                                               2000          1999            1998
                                               ----          ----            ----
BASIC
   Weighted average number of shares
      outstanding                           14,327,869     13,019,657     11,116,619


   Net loss                               $(16,656,128)  $(13,777,589)  $(16,664,999)

BASIC NET LOSS PER SHARE                  $   (1.16)     $   (1.06)     $   (1.50)
                                          =============  =============  =============



DILUTED
   Weighted average number of shares
      outstanding                           14,327,869     13,019,657     11,116,619
   Weighted average shares for dilutive
      securities                                -              -              -

      Average number of shares
         outstanding and potential
           dilutive shares                  14,327,869     13,019,657     11,116,619

   Net loss                               $(16,656,128)  $(13,777,589)  $(16,664,999)

DILUTED NET LOSS PER SHARE                $   (1.16)     $   (1.06)     $   (1.50)
                                          =============  =============  =============

